Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 2nd Quarter 2007

Lynchburg, Va., July 20, 2007………Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $498,000 or $0.20 per basic share ($0.18 diluted) for the quarter ended June 30, 2007 and $896,000 or $0.35 per basic share ($0.33 diluted) year-to-date compared to net income of $428,000 or $0.19 per basic share ($0.18 diluted) and $784,000 or $0.36 per basic share ($0.33 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 15, 2007, as well as all previously declared and paid stock dividends.

The growth in net income as compared to the same periods a year ago is primarily attributable to an increase in interest earning assets as a result of balance sheet growth. Loans, net of unearned income and loan loss provision, increased from $187,469,000 as of December 31, 2006 to $203,360,000 as of June 30, 2007, an increase of $15,981,000 or 8.5%. Deposits increased from $201,789,000 as of December 31, 2006 to $213,104,000 as of June 30, 2007, an increase of $11,315,000 or 5.6%.

Robert R. Chapman III, the Company’s President commented, “Total balance sheet growth, specifically loan and deposit growth, remained on target with the strategic plan despite the competitive interest rate environment in which we continue to operate. One of the highlights of our quarter is the success we have had gathering deposits and establishing new relationships at our newest location in the Town of Amherst. We have received an overwhelming response at this new location and continue to attract new business at our previously existing locations as well. As we celebrate our 8th birthday on July 22nd, we thank the people of Region 2000 for their continued support and confidence they have shown in us.”

Another significant component of the increase in net income was the increase in non interest income. Non interest income increased to $698,000 for the quarter ended June 30, 2007 and $1,331,000 year-to-date compared to $539,000 and $988,000 for the respective periods a year ago. J. Todd Scruggs, the Company’s Executive Vice President and Chief Financial Officer commented, “A 35% year-to-date growth in non interest income over the same time last year is something of which we are very proud given the net interest margin compression being experienced throughout our industry. Non interest income, we believe, increasingly is becoming a necessary core component of a high performing bank’s revenue stream. For this reason our strategic plan is intensely focused on growing that part of our business.” Non interest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc.

As set forth in the attached financial highlights, the Company had a return on average assets and return on average equity in the 2nd quarter 2007 of 0.83% and 8.83% respectively, as compared to 0.85% and 11.30% in the same period a year ago. The decrease in these ratios as compared to the same periods a year ago was expected due to the increased equity capital resulting from the recent stock offering.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates seven full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require “BOJF.OB” to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2007	Three months ending Jun 30, 2006	Change	Year to date Jun 30, 2007	Year to date Jun 30, 2006	Change
Interest income	$4,298	$3,547	21.17%	$8,391	$6,889	21.80%
Interest expense	1,899	1,320	43.86%	3,684	2,528	45.73%
Net Interest income	2,399	2,227	7.72%	4,707	4,361	7.93%
Provision for loan losses	94	87	8.05%	245	305	-19.67%
Noninterest income	698	539	29.50%	1,331	988	34.72%
Noninterest expense	2,247	2,018	11.35%	4,433	3,831	15.71%
Income taxes	258	233	10.73%	464	429	8.16%
Net income	498	428	16.36%	896	784	14.29%
Weighted Average Shares Outstanding	2,553,271	2,210,769	15.49%	2,547,635	2,207,051	15.43%
Basic net income per share	$0.20	$0.19	$0.01	$0.35	$0.36	$(0.01)
Fully diluted net income per share	$0.18	$0.18	$—	$0.33	$0.33	$—

Balance Sheet at period end:	Jun 30, 2007	Dec 31, 2006	Change	Jun 30, 2006	Dec 31, 2005	Change
Loans, net	$203,360	$187,469	8.48%	$161,949	$155,480	4.16%
Total securities	25,283	26,192	-3.47%	24,282	23,919	1.52%
Total deposits	213,104	201,789	5.61%	181,427	173,956	4.29%
Stockholders’ equity	23,015	21,931	4.94%	15,398	14,675	4.93%
Total assets	245,695	232,709	5.58%	204,279	195,852	4.30%
Shares Outstanding	2,556,204	2,526,208	29,996	2,214,592	2,201,440	13,152
Book value per share	9.00	8.68	0.32	6.95	6.67	$0.29

Daily averages:	Three months ending Jun 30, 2007	Three months ending Jun 30, 2006	Change	Year to date Jun 30, 2007	Year to date Jun 30, 2006	Change
Loans, net	$199,540	$159,463	25.13%	$196,258	$159,206	23.27%
Total securities	25,604	24,833	3.10%	25,822	24,718	4.47%
Total deposits	208,031	178,196	16.74%	204,074	175,613	16.21%
Stockholders’ equity	22,631	15,188	49.01%	22,335	15,068	48.23%
Interest earning assets	228,466	189,566	20.52%	225,014	187,775	19.83%
Interest bearing liabilities	186,244	159,673	16.64%	183,228	157,686	16.20%
Total Assets	241,108	201,070	19.91%	237,438	198,548	19.59%

Financial Ratios:	Three months ending Jun 30, 2007	Three months ending Jun 30, 2006	Change	Year to date Jun 30, 2007	Year to date Jun 30, 2006	Change
Return on average assets	0.83%	0.85%	(0.03)	0.76%	0.80%	(0.04)
Return on average equity	8.83%	11.30%	(2.48)	8.09%	10.49%	(2.40)
Net Interest Margin	4.21%	4.71%	(0.50)	4.22%	4.68%	(0.47)
Efficiency ratio	72.55%	72.96%	(0.40)	73.42%	71.62%	1.80
Average Equity to average assets	9.39%	7.55%	1.83	9.41%	7.59%	1.82

Allowance for loan losses:	Three months ending Jun 30, 2007	Three months ending Jun 30, 2006	Change	Year to date Jun 30, 2007	Year to date Jun 30, 2006	Change
Beginning balance	$2,179	$1,965	10.89%	$2,091	$1,777	17.67%
Provision for losses	94	87	8.05%	245	305	-19.67%
Charge-offs	(107)	(53)	101.89%	(175)	(114)	53.51%
Recoveries	10	7	42.86%	15	38	-60.53%
Ending balance	2,176	2,006	8.47%	2,176	2,006	8.47%

Nonperforming assets:	Jun 30, 2007	Dec 31, 2006	Change	Jun 30, 2006	Dec 31, 2005	Change
Total nonperforming loans	595	646	-7.89%	552	261	111.49%
Other real estate owned	962	535	79.81%	560	—	—
Total nonperforming assets	1,557	1,181	31.84%	1,112	261	326.05%

Asset quality ratios:	Jun 30, 2007	Dec 31, 2006	Change	Jun 30, 2006	Dec 31, 2005	Change
Nonperforming loans to total loans	0.29%	0.34%	(0.05)	0.34%	0.17%	0.17
Allowance for loan losses to total loans	1.06%	1.10%	(0.04)	1.22%	1.13%	0.09
Allowance for loan losses to nonperforming loans	365.71%	323.68%	42.03	363.41%	680.84%	(317.44)